Exclusive Licensing, Co-packing, and Distribution Agreement

This Exclusive Licensing, Co-packing, and Distribution Agreement ("Agreement"), dated as of October  17, 2023 (the "Effective Date"), is by and between Alkaline 88, LLC, an Arizona limited liability company with offices located at 8541 E. Anderson Drive, Suite 100, Scottsdale, AZ  85255 ("Licensor") and with Clean Bottling Inc., a Wyoming corporation with offices located at 6991 East Camelback Road B300, Scottsdale, AZ  85251 (referred to as "Licensee"). Licensor and Licensee each may be referred to hereinafter individually as a "party", or collectively as the "parties."

RECITALS:

WHEREAS, the Licensor is the sole and exclusive owner of the Licensed Marks and the Licensed Trade Secrets as defined below; and

WHEREAS, the Licensee desires to use the Licensed Marks and the Licensed Trade Secrets in connection with the Licensed Products (as defined below) in the Territory (as defined below), and the Licensor is willing to grant to Licensee an exclusive license to use the Licensed Marks and the Licensed Trade Secrets on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1.            Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise/ownership, beneficially or of record, of more than fifty percent (50%) of the voting securities of a Person.

"Brand Guidelines" means Licensor's guidelines for the form and manner in which the Licensed Marks may be used under this Agreement, which may be updated reasonably from time to time by Licensor in its reasonable discretion.

"Collateral" means all artwork, packaging, labeling, copy, text, and all other written, printed, graphic, electronic, audio, or video advertising and promotional materials created by the Licensee and used or created for use in connection with any advertising and promotion of the Licensed Products hereunder in the Territory. For clarity purposes, the parties agree that Licensor shall retain complete and full ownership of any pre-existing material that may be provided by the Licensor to the Licensee to create the foregoing materials ("Pre-Existing Collateral").

"Effective Date" has the meaning set forth in the preamble.

"Enforcing Party" has the meaning set forth in Section 5.3(c).

"Exclusive Rights" has the meaning set forth in Section 2.1

"Indemnified Claim" has the meaning set forth in Section 8.3.

"Indemnified Party" means any Licensor Indemnified Party or Licensee Indemnified Party, as applicable.

"Indemnifying Party" has the meaning set forth in Section 8.3. "Infringement" has the meaning set forth in Section 5.3(a).

"Law(s)" means any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirements, or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

"Licensed Marks" means all marks owned by the Licensor, whether currently in use or hereafter developed, including those marks set forth on Schedule "A", whether registered or unregistered, including the listed registrations and applications and any registrations which may be granted pursuant to such applications. For the avoidance of doubt, any mark containing the words or elements and "ALKALINE 88" in connection with alkaline bottled water shall be included in the definition of Licensed Marks.

"Licensed Products" means the products listed on Schedule "B", and any other products or services that may be agreed upon in writing by the Licensor and Licensee from time to time, for manufacture, advertising, marketing, distribution, and sale under the Licensed Marks.

"Licensed Trade Secrets" means any all proprietary or other information used in connection with the manufacture, marketing, or sale of Licensed Products, including but not limited to equipment, processes, procedures, recipes, ingredient lists, supplier information, customer information, and other information of commercial value to Licensor.

"Licensee" has the meaning set forth in the preamble.

"Licensee Indemnified Party" has the meaning set forth in Section 8.1.

"Licensor" has the meaning set forth in the preamble.

"Licensor Indemnified Party" has the meaning set forth in Section 8.2.

"Losses" means losses, damages, liabilities, deficiencies, claims, actions, causes of action, judgments, settlements, investigations, proceedings, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

"Sell-Off Period" has the meaning set forth in Section 10.5.

"Term" has the meaning set forth in Section 10.1.

"Territory" means the entire World.

"Third-Party Claim" has the meaning set forth in Section 8.1.

2. License Grant.

2.1 Grant. Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee during the Term the exclusive rights, (as set forth in Schedule "A"), right, and license to use the Licensed Marks and the Licensed Trade Secrets (a) in connection with the manufacture, promotion, advertising, distribution, and sale of Licensed Products in the Territory, including in domain names and social media, and the performance of its obligations under this Agreement; and (b) as part of its trade name, as applicable. The Licensee may exercise any or all of its rights under this Agreement through one or more of its Affiliates, provided that (i) such Affiliate is approved by the Licensor, (ii) such Affiliate enters into a sublicense or joinder to this Agreement in a form acceptable to Licensor in its reasonable discretion, and (iii) Licensee shall be responsible and liable for the acts or omissions of its Affiliates as if such acts or omissions were the acts or omissions of Licensee.

2.2 Sublicensing.  The Licensee or any of its Affiliates have the exclusive right to sublicense any of the rights granted to the Licensee under this Agreement.

2.3 Subcontracting. Licensee may use qualified contractors, including third-party co-packers, for the production, promotion, distribution, and/or sale of Licensed Products and Collateral, provided that such contractors are bound by a written agreement with limitations and restrictions on the use of the Licensed Marks and Licensed Trade Secrets substantially in the form and substance set forth in this Agreement.

3. Use of the Licensed Marks.

3.1 Licensee's Commitment. During the Term, the Licensee hereby commits to develop the Licensed Products and manufacture, label, package, market, promote, sell, and distribute the Licensed Products in good faith and exercising its reasonable business judgment in accordance with the Brand Guidelines. For the avoidance of doubt, Licensee shall make all determinations with respect to when, where and whether to exercise the rights granted hereunder in the Territory or any part thereof, provided that Licensor shall at all times during the Term make all determinations as to the Brand Guidelines and related aspects of the creative direction of the branding, marketing and promotion of the Licensed Products and Collateral. Nothing herein shall impose any obligation on Licensee to manufacture, market, promote, sell or distribute any particular volume of Licensed Products in any particular markets or jurisdictions within the Territory, and any failure to do so shall not be deemed a breach of this Agreement.

3.2 Acknowledgment. The Licensee acknowledges the high standards and reputation for quality symbolized by the Licensed Marks, and the Licensee shall use the Licensed Marks in a manner substantially consistent with such quality standards and reputation.

3.3 Compliance with the Licensor's Brand Guidelines. Licensee shall display the Licensed Marks on all Licensed Products and on or in all packaging, promotion, and advertising materials to the extent commercially practicable in a form and manner materially in compliance with Licensor's Brand Guidelines. Licensee agrees that the design of any new Collateral will be in material compliance with the Brand Guidelines, as modified from time to time, with such modifications or deviations as may be made by Licensee in its reasonable judgment to take into account local jurisdictional or market considerations, or otherwise as may be required to comply with applicable Laws or best advertising practices prevailing in the beverage industry.

3.4 Trademark Notices. Licensee shall comply with all marking requirements under applicable Law, and to the extent reasonably practicable shall prominently display the Licensed Marks and such legends and notices as may be set forth in the Brand Guidelines or otherwise specified in writing by Licensor from time to time, in each case as reasonably necessary to maintain the trademark registrations of the Licensed Marks under applicable Law and provide notice of Licensor's rights therein. Licensee shall have a license to use the name, logo, any item used in connection with that name or logo, and the registered symbols and trademarks of Licensor (the "Trademarks") only in connection with the performance of its obligations under this Agreement. Except as expressly provided herein, such license shall be non-exclusive, and non-transferable. Licensee shall not use Licensor's Trademarks without obtaining the prior written approval of the Licensor. Any materials using Licensor's Trademarks which are submitted by Licensee to Licensor with a written request for approval are deemed to be approved unless Licensor has disapproved the material in writing within ten (10) business days after it receives a request for approval. Licensor shall have the sole, but not unreasonable discretion to approve any material. If any material is disapproved by the Licensor, it will advise the Licensee of the reasons for the disapproval, and the parties shall cooperate in good faith to resolve the disapproval in question. Once materials are approved by the Licensor, the Licensee may make multiple uses of those approved materials and any approved images, likenesses, and photographs contained therein in the same or substantially similar media without seeking the other party's further approval. If the use is for a different purpose, then the Licensee must obtain the Licensor's approval as if the proposed use was a new request. The approval by the Licensor to the Licensee to the use Licensor's Trademarks does not convey any rights, title, or interest to Licensee in and to such Trademarks except as expressly provided herein. Licensee's authorization to use a Trademark is contingent the on Licensee agreeing to (i) follow all reasonable written instructions from the Licensor regarding the use of that Trademark; and (ii) reasonably cooperate in connection with Licensors reasonable efforts to protect the owner's right, title and interest in and to the Trademark, including, when appropriate, using the symbols "®" or "™". All use by the Licensee of the Licensor's Trademarks shall inure to the benefit of the Licensor. The rights granted under this paragraph 3 will immediately and automatically cease upon the expiration or termination of this Agreement.

4. Quality Control.

4.1 Inspections and Samples. Licensor shall have the right to exercise quality control over the Licensee's and its Affiliates' use of the Licensed Marks on or in connection with the Licensed Products to the extent reasonably necessary or advisable under applicable Law to maintain the validity of the Licensed Marks or to protect the goodwill associated therewith. In furtherance of the foregoing, subject to Section 4.2:

(a) The Licensee shall permit representatives of the Licensor to inspect the Licensee's and its Affiliates' facilities upon reasonable prior written notice (at least one (1) day in advance) and during regular business hours; and

(b) prior to any use of any Licensed Marks in connection with a Licensed Product which has not previously been approved or is not substantially consistent with a previously approved use, Licensee shall deliver to Licensor a representative sample of the Licensed Product and the packaging, labeling, promotional, advertising, or other materials bearing the Licensed Marks to Licensor for its approval, which approval shall not be unreasonably withheld, conditioned or delayed.

4.2 Licensor Approvals. In the event that the Licensor has any objection to any facility or practices of the Licensee following an inspection in accordance with Section 4.1(a), or to any sample provided pursuant to Section 4.1(b), or if the Licensed Product is not of commercially reasonable quality, Licensor shall provide written notice to Licensee of such objection in reasonable detail to facilitate cure by Licensee within fifteen (15) days from Licensee's receipt of such notice. If the Licensee has not received written notice of any objection within ten (10) business days following the Licensor's inspection or receipt of the sample, as applicable, the Licensor shall be deemed to have approved such facility and practices, or use of the Licensed Marks, as applicable. Approval of any particular facility and practices, or use of any Licensed Marks, once given by Licensor, shall continue in effect with respect to such facility and practices, or use, and any practices or use substantially consistent therewith, without need for further approval, unless such facility and practices, or use, is altered in any material respect that Licensor reasonably determines (a) exceeds the scope of Licensee's rights under Section 2.1 or (b) violates any provision of Section 3 or Section 4; and in any such case, Licensee shall, upon request, request Licensor's approval for such modified facilities, practices or use.

4.3 Licensee Restrictions. Licensee agrees that it shall not, during the Term or thereafter, directly or indirectly:

(a) do, omit to do, or permit to be done, any act which will or may dilute the Licensed Marks or tarnish or bring into disrepute the reputation of or goodwill associated with the Licensed Marks or Licensor, or which will or may invalidate or jeopardize any registration of the Licensed Marks; or

(b) apply for, use, or obtain, or assist any Person in applying for, to use or obtain any registration of the Licensed Marks, or any trademark, service mark, trade name or other indicia confusingly similar to the Licensed Marks in any country unless otherwise permitted to do so by the terms of this Agreement. In addition to any and all available remedies, should Licensee, solely with Licensor's prior written approval, files any application to register intellectual property rights or be issued rights in the Licensed Marks, Licensee shall immediately inform Licensor, assign all rights, titles, and interest in the same to Licensor in the form approved by Licensor, and pay for all fees and costs associated with the foregoing.

4.4 Distributors. Licensee agrees that all authorized distributors of the Licensed Product will be subject to the approval of the Licensor, such approval in the Licensor's sole, but reasonable discretion. The Licensee's current distributor network, after review of said list of distributors, shall be deemed approved in Licensor's sole but reasonable discretion.

4.5 Recalls. If any government agency or tribunal recommends or requires the recall or withdrawal of any Licensed Products or packaging, or Licensor or Licensee reasonably determines that any Licensed Products or packaging should be recalled or withdrawn from distribution based upon a determination that such Licensed Products or packaging are not fit for human consumption, are contaminated, constitute a health hazard, bear invalid or improperly registered labels or packaging, or are otherwise not saleable, then Licensee will coordinate the immediate termination of distribution, and recall, to the extent necessary, all such Licensed Products or packaging. Licensor and Licensee will reasonably support each other's efforts if a recall of the Licensed Products is necessary. As to the liability for costs associated in a recall of the Licensed Products, Licensee will be solely responsible for all direct and indirect recall costs arising out of or related to the manufacturing, processing, packaging, or labeling of Licensed Products.

5. Ownership and Protection of the Licensed Mark and Licensed Trade Secrets.

5.1 Acknowledgment of Ownership. Licensee acknowledges that (a) as between Licensee and Licensor, Licensor is the sole and exclusive owner of the Licensed Marks in the Territory and all goodwill related thereto and the Licensed Trade Secrets and the Pre-Existing Collateral, and (b) all use of the Licensed Marks hereunder and any goodwill accruing there from shall inure solely to the benefit of Licensor. Licensee shall not, at any time during or after the effective Term of the Agreement, dispute or contest, directly or indirectly, Licensor's exclusive right and title to the Licensed Trade Secrets and the Licensed Marks, or any materials created or provided by Licensor in connection with the Collateral, or the validity thereof. As between Licensee and Licensor, Licensor shall own all copyright and other intellectual property rights in any Collateral used by or on behalf of Licensee (or its Affiliates) in connection with the Licensed Products in the Territory,

5.2 Maintenance of Licensed Marks.

(a) Except as agreed by the parties in specific instances, Licensor shall maintain all registrations of the Licensed Marks, including all domain name registrations, in full force and effect and prosecute all pending applications for registration of the Licensed Marks in the Territory. For any Licensed Marks the parties agree will be filed in other jurisdictions in the Territory or new domain names, unless otherwise agreed, during the Term of this Agreement, Licensee shall pay for the cost of application, registration, and maintenance of such Licensed Marks or domains.

(b) For any trademarks applied for or prosecuted by Licensee as authorized pursuant to this Agreement, Licensee shall (i) keep Licensor informed of all significant developments in connection with the prosecution and maintenance of any registration or application for registration of the Licensed Marks, including any opposition or other challenge by any other Person to the ownership or validity of any Licensed Mark or any registration or application for registration thereof; (ii) promptly provide to Licensor a copy of any significant correspondence or submission with or by the United States Patent and Trademark Office or any local trademark office or registry or any other Person; and (iii) consult with and fully cooperate with Licensor and consider Licensor's comments in good faith in connection with preparing any filing or response thereto. Licensor shall provide, at the request of Licensee and at Licensor's sole expense, all reasonably necessary assistance in connection with such maintenance and prosecution. Licensor shall give Licensee at least ninety (90) days' prior written notice of its intent to no longer maintain any Licensed Mark, and at Licensee's request, will allow Licensee to do so in Licensee's name and at Licensee's expense.

(c) If Licensee requests that Licensor file, or authorize Licensee to file, any application for registration of any Licensed Mark including any domain name that is not registered as of the Effective Date, Licensor shall consider the request in good faith and, provided that such rights are determined to be available for registration following such clearance searches as deemed necessary in Licensor's reasonable business judgment (the costs of which shall be borne by Licensee, Licensor shall promptly make such filings in Licensor's name and Licensor shall own all resulting registrations and related rights.

(d) Neither party shall, directly or indirectly, take any action or omit to take any action, or make or permit any use of the Licensed Marks or the Licensed Trade Secrets, that disparages the other party or any of its products or services (including any Licensed Products), in a manner that materially reduces the commercial value of the Licensed Marks, Licensed Trade Secrets or the goodwill associated with the Licensed Marks or Licensed Trade Secrets.

5.3 Enforcement.

(a) Each party shall promptly notify the other party of any actual or potential infringement, counterfeiting, or other unauthorized use of the Licensed Marks or the Licensed Trade Secrets by any other Person, including an attempt by a third party to register a trademark that is likely to confuse the public (an "Infringement") of which it becomes aware.

(b) Licensor shall have the first right, in its discretion, to enforce its rights in any of the Licensed Marks or the Licensed Trade Secrets, including to bring action or proceeding with respect to any Infringement. Notwithstanding the foregoing, if within thirty (30) days following either party's receipt of a notice provided under Section 5.3(a), Licensor does not initiate legal action or a proceeding with respect to any Infringement, or if Licensor subsequently decides not to proceed with any such action, and if Licensee has obtained an impartial legal opinion that such Infringement has impaired or will impair the value of the Licensed Marks or otherwise adversely affect its rights under this Agreement, then (i) Licensee shall have the right, but no obligation, to bring or take any such action as it determines is necessary in its reasonable discretion to halt any such Infringement and to control the conduct of such enforcement action, including settlement; and (ii) if Licensee elects not to bring or take any such enforcement action and the Infringement causes Licensee measurable harm, Licensor shall, at the request of Licensee, enter into good faith negotiations with Licensee to determine a reasonable reduction in the royalty rate set out in Section 6.1 to take account of such Infringement.

(c) The party taking action against any alleged Infringement in accordance with this Section 5.3 (the "Enforcing Party") shall be responsible for the expenses of such enforcement action, including reasonable outside attorneys' fees, and the other party shall provide such assistance as may be reasonably requested by the Enforcing Party, at the Enforcing Party's expense, in connection with any such enforcement action (including being joined as a party to such action as necessary to establish standing). Any monetary recovery resulting from such enforcement action shall first be used to pay the legal expenses of the Enforcing Party and then to reimburse any legal expenses incurred by the other party in cooperating in such action as requested by the Enforcing Party, and any remaining amounts shall belong solely to the Enforcing Party.

5.4 Recordation of License. Licensor shall make all necessary filings (or authorize Licensee to make such filings), in such form reasonably acceptable to Licensee, to record this Agreement in any and all countries in the Territory where it may be required under applicable Law, including as a prerequisite to enforcement of the Licensed Marks or enforceability of this Agreement in the courts of such countries, and Licensee shall be solely responsible for payment of any recordation fees and all related expenses.

5.5 Confidentiality Obligation. Licensee will, and will cause its Affiliates and subcontractors to, keep in confidence and not to disclose to any third party, or use for any purpose, except to exercise their rights or perform their obligations under this Agreement, any Licensed Trade Secrets or other confidential information of Licensor. Licensee and its Affiliates may provide or permit access to the Licensed Trade Secrets and other Licensor confidential information only to Licensee's employees, contractors, and consultants, and to the employees, contractors, and consultants of Licensee's Affiliates, in each case on a need to know basis who are subject to obligations of confidentiality and non-use with respect to such Licensed Trade Secrets and other Licensor confidential information no less stringent than the obligations of confidentiality and non- use of Licensee pursuant to this Section 5.5 pursuant to a written agreement enforceable by Licensor; provided, however, that Licensee will remain responsible for any failure by its Affiliates, and its Affiliates' respective employees, contractors, and consultants, to treat such Licensed Trade Secrets and other Licensor confidential information as required under this Section 5.5. Licensee shall not, and shall cause its Affiliates and subcontractors to not, reproduce, distribute, or post or display, any Licensed Trade Secrets or other Licensor confidential information except as necessary to exercise its rights or perform its obligations under this Agreement. Licensor will, and will cause its Affiliates, personnel and contractors to, keep in confidence and not to disclose to any third party, or use for any purpose, except to exercise their rights or perform their obligations under this Agreement, any confidential information of Licensee or its Affiliates.

6. Payments.

6.1 Royalty.

(a) Initial Royalty. During the five-month period of November 1, 2023, through March 31, 2024, the Licensee shall pay the Licensor a flat monthly royalty of $200,000 (the "Initial Royalty").  Each installment of the Initial Royalty shall be paid on the first of the month, commencing on November 1, 2023, and on the 1st of each month thereafter.  The Licensee shall make all payments under this Section 6.1(a) through a bank wire transfer, ACH transfer, or other electronic payment method agreed by the parties. Unless otherwise agreed to in writing by the parties, all payments shall be made without set-off of any amount or nature whatsoever.

(b) Ongoing Royalty. Beginning April 1, 2024, the Licensor and Licensee shall calculate a monthly royalty due the Licensor during the remainder of the Term and any Sell-off Period (as determined, the "Ongoing Royalty").  The Ongoing Royalty shall be subject to a minimum of $200,000 per month or 4% of gross sales of the Licensed Products during the immediately preceding month,  whichever is greater, and paid  on a monthly basis with the first Ongoing Royalty payment due to Licensor April 15, 2024.

6.2 Taxes. If Licensee is required by applicable Law to withhold taxes in connection with any sums payable to Licensor under this Agreement, Licensee shall not deduct the amount of the withholding from the payment to Licensor under this Agreement.

6.3 Manner of Payment.

(a) Royalties payable under Section 6(b) shall be paid within five (5) days following the end of each month in US dollars. The Licensee shall make all payments through a bank wire transfer, ACH transfer, or other electronic payment method agreed by the parties. Unless otherwise agreed to in writing by the parties, all payments shall be made without set-off of any amount or nature whatsoever.  Notwithstanding the foregoing,

6.4 Royalty Statements. At the same time as payments are made under Sections 6.1(a) and 6.3, the Licensee shall submit a statement showing the total volume of Licensed Products sold by the Licensee or its Affiliates bearing the Licensed Marks in the Territory during the immediately preceding month, and such other information sufficient to permit the calculation of royalties due hereunder. For the avoidance of doubt, the Licensee and each approved Affiliate shall provide a separate royalty statement with sufficient detail to permit the calculation of the royalties due hereunder.

6.5 Payment Disputes.

(a) Licensee may not withhold from payments made under this Section 6 for any disputed amounts, pending resolution of the dispute. The parties will discuss and attempt to resolve in good faith the disputed amounts under this Section 6 within a reasonable time.

(b) Timely and accurate accounting statements and payments shall be of the essence to this Agreement. In the event of an untimely payment, all undisputed sums not paid when due shall bear interest at the rate of ten percent (10%) per year, or the maximum rate allowed by Law (whichever is lower), without prejudice to any of Licensor's other rights in connection therewith. Licensor's acceptance of a late payment shall not affect Licensor's right to contest the accuracy and/or correctness of any accounting statement.

(c) Licensee shall permit Licensor or its representative to inspect and audit, at Licensee's usual place of business, during usual business hours and upon reasonable notice, all of its books, records and other documents, and to make copies or excerpts therefrom, to the extent that they relate to the Licensed Products, for the purpose of verifying royalty statements rendered by Licensee or which are delinquent under the terms hereof. In the event that an inspection and audit reveals a discrepancy in Licensee's favor in excess of the lesser of $10,000 or a five percent (5%) of the amount payable, Licensee shall pay all costs of the inspection and audit. Otherwise, the costs of such inspection and audit shall be borne by Licensor.

7. Representations and Warranties.

7.1 Mutual Representations and Warranties. Each party represents and warrants to the other party that:

(a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the Laws of its jurisdiction of incorporation or organization;

(b) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary organizational action of the party; and

(d) when executed and delivered by such party, this Agreement shall constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

7.2 Licensee's Representations and Warranties. Licensee represents and warrants that:

(a) Licensee has the financial ability, knowledge, experience, qualifications and expertise necessary to manufacture, market, promote, distribute and sell the Licensed Products in the Territory during the Term and to perform its obligations hereunder with respect to the exploitation of the Licensed Marks and the Licensed Trade Secrets and the Collateral; and

(b) (c) The Licensee shall strictly comply with all Laws, including without limitation, all Laws applicable to bottled water and all Laws issued by any government authority with jurisdiction with respect to water production and distribution licenses and operations associated therewith, and all Laws issued with respect to the manufacturing, distribution and sale of bottled water.

7.3 Licensor's Representations and Warranties. Licensor represents and warrants that:

(a) it is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to the Licensed Marks and the Licensed Trade Secrets in connection with the Licensed Products in the Territory;

(b) it is the record owner of the registrations and applications set forth on Schedule "A", and all such issued registrations are valid, subsisting, and in full force and effect;

(c) the exercise by Licensee of the rights and license granted under this Agreement will not infringe or otherwise conflict with the rights of any other Person;

(d) there is no settled, pending, or, to its knowledge, threatened litigation, opposition, or other claim or proceeding challenging the validity, enforceability, ownership, registration, or use of any Licensed Mark in connection with the Licensed Products in the Territory; and

(e) it has not brought or threatened any claim against any third party alleging infringement of any Licensed Mark, nor, to its knowledge, is any third party infringing or threatening to infringe any Licensed Mark.

8. Indemnification.

8.1 By Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates, officers, directors, employees, agents, successors, and assigns (each, a "Licensee Indemnified Party") from and against all Losses arising out of any third-party claim, suit, action, or proceeding ("Third-Party Claim") relating to any actual: (a) uncured material breach by Licensor of any representation, warranty, covenant, or obligation under this Agreement, or (b) infringement, dilution, or other violation of any intellectual property or other rights of any third party Person resulting from the use of the Licensed Marks or Licensed Trade Secrets by Licensee or any of its Affiliates or sublicensees in accordance with this Agreement; in each case, except to the extent otherwise covered by Licensee's indemnity obligations in Section 8.2.

8.2 By Licensee. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, officers, directors, employees, agents, successors, and assigns (each, a "Licensor Indemnified Party") from and against all Losses arising out of any Third-Party Claim relating to any actual: (a) uncured breach by Licensee or any of its Affiliates or subcontractors of any representation, warranty, covenant, or obligation under this Agreement, (b) defect in any Licensed Product, including any product liability claim; in each case,  or (c) any act or omission of Licensee or any of its Affiliates or subcontractors, or any of their respective employees or agents, which is inconsistent with the right, title, interest or ownership of Licensor of the Licensed Marks, the Licensed Trade Secrets or the Pre- Existing Collateral.

8.3 Indemnification Procedure. An Indemnified Party shall promptly notify the party from whom it is seeking indemnification ("Indemnifying Party") upon becoming aware of a Third-Party Claim under this Section 8 ("Indemnified Claim"). The Indemnifying Party shall promptly assume control of the defense and investigation of the Indemnified Claim, with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnifying Party's sole cost and expense. The Indemnified Party may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not settle any Indemnified Claim on any terms or in any manner that adversely affects the rights of any Indemnified Party without such Indemnified Party's prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). If the Indemnifying Party fails or refuses to assume control of the defense of such Indemnified Claim, the Indemnified Party shall have the right, but no obligation, to defend against such Indemnified Claim, including settling such Indemnified Claim after giving notice to the Indemnifying Party, in each case in such manner and on such terms as the Indemnified Party may deem appropriate. Neither the Indemnified Party's failure to perform any obligation under this Section 8.3 nor any act or omission of the Indemnified Party in the defense or settlement of any Indemnified Claim shall relieve the Indemnifying Party of its obligations under this Section 8, including with respect to any Losses, except to the extent that the Indemnifying Party can demonstrate that it has been prejudiced as a result thereof. Each party's liability under this Section 8 shall be limited to the amount of royalties paid (or payable) during the twelve (12) months' preceding the claim with respect to which indemnification is sought.

9. Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, OR FOR ANY LOSS OF ACTUAL OR ANTICIPATED PROFITS (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), WHETHER ARISING OUT OF UNCURED MATERIAL BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR UNCURED MATERIAL BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO A PARTY'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY AMOUNTS IN EXCESS OF $1,000,000, PROVIDED THAT THIS LIMITATION SHALL NOT APPLY TO (A) LICENSEE'S PAYMENT OBLIGATIONS HEREUNDER, (B) THE BREACH OF THE SCOPE OF THE LICENSE RIGHTS GRANTED HEREUNDER OR INFRINGEMENT, MISAPPROPRIATION OR VIOLATION OF LICENSOR'S INTELLECTUAL PROPERTY OR OTHER PROPRIETARY RIGHTS, OR (C) A PARTY'S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN THIS AGREEMENT. IN THE CASE OF (C) IN THE PRECEDING SENTENCE, THE LICENSOR'S LIABILITY SHALL BE LIMITED TO AMOUNTS PAYABLE UNDER APPLICABLE INSURANCE POLICIES MAINTAINED BY THE LICENSOR.

10. Term and Termination.

10.1 Term. The term of this Agreement shall commence upon execution of this Agreement by the parties and shall continue for a period of five (5) years (the "Term"), unless earlier terminated pursuant to the provisions of this Section 10.

10.2 Termination for Uncured Material Breach.

(a) Either party may terminate this Agreement on written notice to the other party if the other party materially breaches this Agreement and fails to cure such breach within thirty (30) business days after receiving written notice thereof; provided that if such termination for breach is disputed, no such termination shall be effective unless and until determined by Mediation pursuant to Section 12. Provided further than in the event the Licensee is found to have materially breached this Agreement and has failed to cure such breach, the Licensor may only terminate the Licensee's rights with respect to the jurisdictions within the Territory in which such breach has occurred ("Terminated Jurisdiction(s)"), and this Agreement shall continue in full force and effect with respect to the remainder of the Territory. Upon any such termination, the definition of Territory shall be deemed amended to remove the Terminated Jurisdiction(s).

(b) Licensor shall have the right to immediately terminate this Agreement by giving written notice to Licensee in the event that:

(i) Licensee commences a case, proceeding, petition or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief or debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking arrangement, adjustment, composition or other relief with respect to the Licensee's debts or petitions for the appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial portion of Licensee's assets, or Licensee makes a general assignment for the benefit of the Licensee's creditors;

(ii) Licensee becomes the subject of any involuntary petition for bankruptcy or other similar form of debtor relief of the nature referred to in clause (i) which (A) results in an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days after the date of the commencement of said action;

(iii) there shall be issued against Licensee a warrant or writ of attachment, execution, distraint or similar process against all or substantially all of Licensee's assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof, to the extent that such order for any such relief materially impacts or restricts Licensee's ability to perform its obligations under this Agreement;

(iv) Licensee shall intentionally take any action in furtherance of, or indicating Licensee's consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii), above; or if Licensee shall admit in writing its inability to pay its debts as they become due or if Licensee ceases producing the Licensed Products for thirty consecutive days; or

(v) fails to make a Royalty payment to Licensor from an assigned payment due date per Sections 6.1 and 6.3 at any time during the Term of this Agreement and fails to cure within thirty (30)  days of receiving notice of non-payment from Licensor.

10.4 Effect of Termination. Upon the expiration or termination of this Agreement:

(a) The Licensee shall cease all use of the Licensed Marks and the Licensed Trade Secrets except as expressly permitted pursuant to Section 10.5, and any and all rights herein granted to Licensee shall automatically revert to Licensor, without formality or requirement of further actions by Licensor, or the execution of further documents. Within thirty (30) days from such termination, the Licensee shall furnish Licensor with all sales data, contracts, and other material financial data in its possession relative to the Licensed Product(s) relating to the twelve (12) months of sales prior to termination.

(b) In the event this Agreement is terminated due to: (i) Licensor commencing a case, proceeding, petition or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief or debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking arrangement, adjustment, composition or other relief with respect to the Licensee's debts or petitions for the appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial portion of Licensor's assets, or Licensor makes a general assignment for the benefit of the Licensor's creditors; (ii) Licensor becoming the subject of any involuntary petition for bankruptcy or other similar form of debtor relief of the nature referred to in clause (i) which (A) results in an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days after the date of the commencement of said action; or (iii) there shall be issued against Licensor a warrant or writ of attachment, execution, distraint or similar process against all or substantially all of Licensor's assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof, to the extent that such order for any such relief materially impacts or restricts Licensor's ability to perform its obligations under this Agreement (collectively, "Triggering Events"), then  Licensee's rights and interest(s) in the assets set forth in Schedule A and B (collectively, the "Acquired Assets:) under this Agreement shall automatically be valued at $5,000,000 and then sold to Licensee under following terms set forth in section 10.4(c) below.

(c) Purchase and Sale upon Triggering Event.

(i) On and subject to the terms and conditions set forth in this Agreement, Licensor agrees to sell, convey, assign, and transfer to Licensee and Licensee agrees to purchase, on the closing date, all of Seller's right, title and interest in and to the Acquired Assets and rights identified in Schedule A and B of this Agreement. The Licensee shall not acquire pursuant hereto any assets or rights of any kind or nature, real or personal, tangible or intangible, other than the Licensor's right, title, and interest in and to the Acquired Assets and such rights as may be set forth herein, and Licensor shall retain all of its other assets.

(ii) Purchase Price:

(a) Licensee shall pay to Licensor, in consideration for the Acquired Assets, the following amount (the "Purchase Price"):

(i) on the closing date, the sum of Four Hundred Thousand Dollars ($400,000.00) (the "Initial Payment"); and

(ii) a series of twenty-four (24) equal monthly installment payments of $19,166.67 (each a "Payment"), due and payable until the Payments equal $4,600,000.00.

10.5 Sell-Off Period. Upon expiration or termination of this Agreement for any reason, Licensee shall have the right to dispose of all inventory of Licensed Products and Collateral bearing the Licensed Marks in its possession or in the course of manufacture or production as of the date of termination for a period of up to six (6) months after the date of termination provided the product is in sellable condition and not expired (the "Sell-Off Period"), in each case, in accordance with the terms and conditions of this Agreement. Any royalty or other payment accruing during the Sell-Off Period under the provisions of Section 6 shall be paid to the Licensor within fifteen (15) days after the expiration of the Sell-Off Period. Notwithstanding the foregoing, in the event that the Licensee disposes of all excess inventory of the Licensed Products prior to six (6) months after the date of termination, then the Sell-Off Period shall automatically terminate as of the date the last remaining inventory is sold without any further action by the parties.

10.6 Survival. The rights and obligations of the parties set forth in Section 7 (Representations and Warranties), and Section 8 (Indemnification), and the provisions of Section 1 (Definitions) and Section 12 (Miscellaneous), and any right, obligation, or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such.

12. Miscellaneous.

12.1 Licensor Bankruptcy. Licensor acknowledges and agrees that, if Licensor or its estate shall become subject to any bankruptcy or similar proceeding, all rights and licenses granted to Licensee hereunder will continue subject to the terms and conditions of this Agreement and will not be affected, including by Licensor's rejection of this Agreement. Without limiting the foregoing, to protect Licensee from and against all damages of any kind or nature resulting from rejection of this Agreement in the event of the Licensor's bankruptcy, Licensor hereby grants to Licensee a continuing security interest in and upon the Licensed Marks. Licensor shall execute any documents and perform all further acts, including with all applicable government offices, at Licensee's expense, as reasonably necessary in order to evidence and perfect the security interest granted hereunder. In the event that Licensor files for bankruptcy, Licensee may enforce all rights and remedies of a secured creditor under applicable Law.

12.2 Further Assurances. Each party shall, upon the request of the other party, execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

12.3 Independent Contractors. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

12.4 Subsection Intentionally Deleted.

12.5 Licensee's Insurance. Licensee will, at its expense, procure and maintain throughout the Term the following insurance coverage: (i) Worker's Compensation insurance in compliance with all applicable legal requirements; (ii) Commercial General Liability insurance with limits of at least $1,000,000 each occurrence; (iii) Automobile insurance with limits of $1,000,000 each occurrence; and (iv) Umbrella policy with limits of $5,000,000 in the aggregate and each occurrence for General Liability; and (v) Products Liability including Product recall insurance with limits of at least $2,000,000 per occurrence. All such policies of insurance shall provide for Licensor as a named insured.  Upon request, Licensee will provide certificates of insurance evidencing coverage in compliance with the requirements of this Section 12.5. Licensee will give Licensor, or cause its insurers to give Licensor, at least ten (10) days' prior written notice of cancellation or non-renewal of any insurance policy that provides any of the coverage specified in this Section 12.5.

12.6 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) excluding communications related to party disputes, on the date sent by facsimile or email (in each case, with confirmation of transmission or receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.6).

If to Licensor: Alkaline 88, LLC

8541 E. Anderson Drive, Suite 100

Scottsdale, AZ  85255

Email:

Attention: David Guarino

If to Licensee: CLEAN BOTTLING, Inc.

 4400 North Scottsdale Road #308

 Scottsdale, AZ  85251

 Email:

 Attention:  Steven Delaportas

12.7 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.8 Entire Agreement. This Agreement, together with all Schedules and Exhibits hereto and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to the such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence shall govern: (a) first, this Agreement, excluding its Schedules and Exhibits; and (b) second, the Schedules and Exhibits to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference. This Agreement expressly supersedes that certain Licensing, Co-packing and Distribution Agreement dated September ___, 2023 by and between Licensor and Licensee.

12.9  No Third-Party Beneficiaries. Except as expressly set forth herein with respect to Licensee's Affiliates and in Section 8 with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

12.10 Binding Agreement. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

12.11 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

12.12 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent permitted under applicable Law.

12.13 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Arizona and the United States of America, without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any other jurisdiction. Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or any uncured material breach, termination or validity thereof (a "Dispute") shall be initially submitted to mediation no later than thirty (30) days following one party's written notice to the other of a Dispute, with a neutral mediator mutually selected by the parties. The mediation shall take place in the city of Phoenix, Arizona and mediation fees, if any, shall be divided equally between the parties, and each party shall bear their own costs and expenses related thereto. The parties or their principals must personally attend and participate for a minimum of three (3) hours. This mediation obligation shall be a condition precedent to the initiation or progress of arbitration, or other legal proceeding permitted herein; however, each party hereby waives such party's right to recover any attorneys' fees or costs in arbitration or in other legal proceedings if such party refuses to meaningfully participate in mediation to resolve the dispute, even if attorneys' fees would have otherwise been available to such party.

12.14 Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any claim, suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

12.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

12.16 Electronic Signatures.  A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Executed with the intent to be bound as of the Effective Date listed on page 1 of the

Agreement by and between:

ALKALINE 88, LLC		CLEAN BOTTLING INC.

By:	/s/ David Guarino	By:	/s/ Steven Delaportas
Its:	CFO	Its:	CEO

SCHEDULE "A"

Grant of Exclusive License. Subject to the terms and conditions of this Agreement, the Licensor hereby grants to Licensee on behalf of itself and its Affiliates an exclusive (even as to Licensor and its Affiliates) and transferable license to use the Licensed Marks to manufacture, have manufactured, use, market, sell, have sold, offer to sell, import or otherwise exploit the Licensed Products in the Territory, with the right to grant sublicenses subject to Section 2.2 above.

Licensed Marks

UNITED STATES

Mark	Goods	Registration Info
A88	Class 32	Registered Date: August 11, 2020 Number: 6125191
Alkaline 88	Class 32	Registered Date: February 3, 2015 Number: 4682652
Clean Beverage	Class 32	Registered Date: March 10, 2020 Number: 6008923
Hello Hydration	Class 32	Registered Date: March 10, 2020 Number: 6008924
Smooth Hydration	Class 32	Registered Date: March 10, 2020 Number: 6008922
Alkaline88	Class 32	Registered Date: May 11, 2021 Number: 6349186
	Class 32	Registered Date: October 27, 2020 Number: 6186552
Ionized H2O	Class 32	Registered Date: November 17, 2020 Number: 6202486

	Class 32	Registered Date: January 19, 2021 Number: 6252643
A88 Infused	Class 32	Registered Date: February 9, 2021 Number: 6268179
Deliciously Smooth	Class 32	Filed Date: August 18, 2021 Number: 90887891
Infuse Fresh	Class 32	Filed Date: August 18, 2021 Number: 90887899
Functional Hydration	Class 32 Class 20	Filed Date: November 4, 2021 Number: 97108284

Mark	Goods	Registration Info
Fresh Pod	Class 32 Class 20	Filed Date: November 16, 2021 Number: 97127934
Fresh Cap	Class 32 Class 20	Filed Date: November 16, 2021 Number: 97127915
Fresh Fun Functional	Class 32 Class 20	Filed Date: November 19, 2021 Number: 97133494
Elite Hydration	Class 32 Class 20	Filed Date: December 22, 2021 Number: 97185227
Delicious H20	Class 32	Filed Date: January 17, 2022 Number: 97223374
Delicious Water	Class 32	Filed Date: January 17, 2022 Number: 97223379
Alkaline88Sport	Class 32 Class 20	Filed Date: February 7, 2022 Number: 97255712
Alkaline88Plus	Class 32 Class 20	Filed Date: March 11, 2022 Number: 97307188
Elite Sport Hydration	Class 32 Class 20	Filed Date: March 11, 2022 Number: 97307233

INTERNATIONAL

Mark	Jurisdiction	Class	Registration Info
Alkaline 88	Canada	Class 32	Registered Date: April 25, 2017 Number: TMA969085
Hello Hydration	Canada	Class 32	Filed Date: November 23, 2018 Number: 1932196
Smooth Hydration	Canada	Class 32	Filed Date: November 23, 2018 Number: 1932197
	Canada	Class 32	Filed Date: March 3, 2022 Number: 2170589
	European Union	Class 32	Registered Date: June 17, 2022 Number: 018666290
Mark	Jurisdiction	Class	Registration Info
Alkaline 88	Hong Kong	Class 32	Registered Date: March 3, 2017 Number: 304065192
Alkaline 88 Clean Beverage	Hong Kong	Class 32	Registered Date: August 19, 2022 Number: 305779072
	Hong Kong	Class 32	Registered Date: July 13, 2022 Number: 305898719
Alkaline88	Mexico	Class 32	Registered Date: March 2, 2022 Number: 2365145
Clean Beverage	Mexico	Class 32	Registered Date: January 10, 2022 Number: 2342287

	Mexico	Class 32	Registered Date: July 4, 2019 Number: 2017815
	Mexico	Class 32	Registered Date: July 7, 2022 Number: 2419640
Alkaline 88 Alkaline88 (filing for a series mark)	United Kingdom	Class 32	Registered Date: January 14, 2022 Number: UK00003711684
	United Kingdom	Class 32	Registered Date: May 27, 2022 Number: UK00003761867

SCHEDULE "B"

LICENSED PRODUCTS:

All current (listed below) and future Alkline88 products.

Alkaline88 One Gallon

Alkaline88 Three Liter

Alkaline88 Two Liter

Alkaline88 1.5 Liter

Alkaline88 1 Liter

Alkaline88 1 Liter Six Pack

Alkaline88 700 ml

Alkaline88 500 ml

Alkaline88 750 ml Aluminum

Alkaline88 500ml Aluminum

Alkaline88 frescap

Alkaline88 Sport